SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Salix Pharmaceuticals, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2006

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. will be held on Thursday, June 15, 2006 at 9:00 a.m., local time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina for the following purposes:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve the amendment of our 2005 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,562,689 to 3,062,689;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 21, 2006 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors,

SALIX PHARMACEUTICALS, LTD.

Stephen D. Celestini,

Corporate Secretary

Morrisville, North Carolina

May 1, 2006

Your vote is important. In order to assure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

SALIX PHARMACEUTICALS, LTD.

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2006

General

The enclosed proxy is solicited on behalf of the Board of Directors of Salix Pharmaceuticals, Ltd. for use at the annual meeting of stockholders to be held Thursday, June 15, 2006 at 9:00 a.m., local time, at our headquarters located at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2005, including financial statements, were first mailed on or about May 2, 2006 to all stockholders entitled to vote at the meeting.

The purposes of the meeting are:

1.	To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve the amendment of our 2005 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,562,689 to 3,062,689;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Shares Outstanding

Stockholders of record at the close of business on April 21, 2006 are entitled to notice of and to vote at the meeting. At the record date, 46,475,788 shares of our common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	Filing with the Corporate Secretary of Salix at or before the taking of the vote at the meeting a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of Salix at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Salix at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560 Attention: Corporate Secretary, or hand-delivered to the Corporate Secretary before the taking of the vote at the meeting.

Voting

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting. Any shares represented at the meeting but held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by Salix. In addition, we might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, as amended and restated on August 18, 2003, a copy of which was filed as Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on September 2, 2003. Because we did not receive any stockholder proposals to be presented at our 2006 annual meeting of stockholders between February 16, 2006 and March 18, 2006 as required by our bylaws, only the items of business described above will be presented for consideration at the 2006 annual meeting of stockholders.

Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2007 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 2, 2007; provided, however, that if the date of the 2007 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 15, 2007, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2007 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2007 annual meeting is first made.

Under our bylaws, in order for a stockholder to bring any business before a stockholder meeting, the stockholder must provide timely notice thereof to our Corporate Secretary at our principal executive offices. Timely notice for the 2007 annual meeting of stockholders requires notice to be delivered to our Corporate Secretary not earlier than February 16, 2007 nor later than March 16, 2007; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 15, 2006, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of six directors is to be elected at the meeting. Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are currently directors and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified.

The Board of Directors unanimously recommends voting “FOR” the six nominees listed below.

The name of and certain information regarding each nominee as of March 1, 2006 is set forth below, based on data furnished to us by the nominees. There are no family relationships among directors, director nominees or executive officers of Salix. The business address for each nominee for matters regarding Salix is 1700 Perimeter Park Drive, Morrisville, North Carolina.

Name Director Since	Age	Position(s) With Salix
John F. Chappell December 1993	69	Chairman of the Board of Directors

Thomas W. D’Alonzo May 2000	62	Director

Richard A. Franco, Sr. May 2000	64	Director

William Harral III September 2005	66	Director

William P. Keane January 2004	51	Director

Carolyn J. Logan July 2002	57	President, Chief Executive Officer and Director

John F. Chappell has served as a member of our Board of Directors since December 1993 and has been the Chairman of the Board since September 2003. From 1990 until his retirement in 2000, he served as founder and Chairman of Plexus Ventures, which specializes in business development and strategic transactions for clients in the biotechnology, pharmaceutical and drug delivery industries. Prior to founding Plexus Ventures, Mr. Chappell served as Chairman, Worldwide Pharmaceuticals for SmithKline Beecham plc, now GlaxoSmithKline plc, where he was responsible for the multi-billion dollar ethical pharmaceutical business with 30,000 employees worldwide. During his 28 years at SmithKline Beecham, Mr. Chappell also headed the International Consumer Products (OTC) operations and the Corporate Development Center. He has served as a director of SmithKline Beecham, the Pharmaceutical Manufacturers Association, now PhRMA, and the Industrial Biotechnology Association, now BIO. Mr. Chappell holds a B.A. degree from Harvard University and attended the Wharton School of the University of Pennsylvania.

Thomas W. D’Alonzo joined our Board of Directors in May 2000. From 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc., or PPD, a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, from 1993 to 1996, he served as President and Chief Executive Officer of GENVEC, Inc., a clinical-stage biopharmaceutical company. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., including President. Mr. D’Alonzo has served as a director of Goodmark Foods, now ConAgra

Foods, Inc., PPD and Amarillo Biosciences, Inc. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his J.D. from the University of Denver College of Law.

Richard A. Franco, Sr. joined our Board of Directors in May 2000. Mr. Franco is President and a director of the Richards Group Ltd., a healthcare consulting firm, and DARA BioSciences, Inc., a private pharmaceutical company. He serves as a director of TriPath Imaging, Inc., a public company focused on developing, manufacturing and selling products for cancer detection, diagnosis, staging and treatment. Mr. Franco served as the Chairman of the Board for LipoScience, Inc. from May 1997 to October 2002, as well as Chief Executive Officer and President from November 1997 to September 2001. Prior to co-founding LipoScience, he was President, Chief Executive Officer and a director of Trimeris Inc., a biopharmaceutical company. Prior to joining Trimeris, Mr. Franco held several senior positions and served on the Executive Committee of Glaxo, Inc. from 1983 to 1994, including Vice President and General Manager of Glaxo Dermatology, Vice President and General Manager of the Cerenex Division, Vice President of Commercial Development and Vice President of Marketing. Prior to joining Glaxo, Mr. Franco worked in various positions over a 16-year period with Eli Lilly and Company. He received a B.S. in Pharmacy from St. John’s University and did his graduate work in pharmaceutical marketing and management at Long Island University.

William Harral III joined our Board of Directors in September 2005. He is the President of the Barra Foundation and Chairman of the Board of Directors of C&D Technologies, Inc., an electronics and industrial battery manufacturer. Mr. Harral served as a director of InKine Pharmaceutical Company, Inc. from July 2004 until September 2005, when it was acquired by Salix. He also held positions of increasing responsibility with Bell Atlantic-Pennsylvania, now Verizon Communications, serving most recently as its President and Chief Executive Officer. Mr. Harral serves on the Board of Directors of the Bryn Mawr Trust Company and Recording for the Blind and Dyslexic. From June 2000 until June 2001, Mr. Harral served as the Dean at Drexel University’s Bennett S. LeBow College of Business. Mr. Harral holds a B.A. degree from Gettysburg College and received an M.S. degree from the Massachusetts Institute of Technology.

William P. Keane joined our Board of Directors in January 2004. From October 2002 until September 2005, Mr. Keane was the Chief Financial Officer and Corporate Secretary for Genta Incorporated, a biopharmaceutical company focused on the identification, development and commercialization of drugs for the treatment of patients with cancer. Prior to that, Mr. Keane was the Vice President – Sourcing, Strategy and Operations Effectiveness for Bristol-Myers Squibb Company from April 2001 until October 2002. From August 2000 until April 2001, Mr. Keane was the Chief Financial Officer for Covance Biotechnology Services, a drug development services company. From September 1997 until July 2000, Mr. Keane was the Vice President, Finance – Global Pharmaceutical Manufacturing for Warner-Lambert Company, a pharmaceutical company subsequently acquired by Pfizer Inc. Mr. Keane received a B.A. in Microbiology and an M.B.A. from Rutgers University.

Carolyn J. Logan has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2002. She previously served as Senior Vice President, Sales and Marketing from June 2000 to July 2002. Prior to joining Salix, Ms. Logan served as Vice President, Sales and Marketing of the Oclassen Dermatologics Division of Watson Pharmaceuticals, Inc. from May 1997 to June 2000, and as its Vice President, Sales from February 1997 to May 1997. Prior to that date, she served as Director, Sales of Oclassen Pharmaceuticals, Inc. from January 1993 to February 1997. Prior to joining Oclassen, Ms. Logan held various sales and marketing positions with Galderma Laboratories, Ulmer Pharmacal and Westwood Pharmaceuticals. Ms. Logan received a B.S. degree in Biology and Dental Hygiene from the University of North Carolina at Chapel Hill.

Required Vote

The six nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors. Abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election under Delaware law.

CORPORATE GOVERNANCE MATTERS

Director Independence

Our Board of Directors is currently composed of six directors, five of whom our Board has determined to be independent within the meaning of the Nasdaq Marketplace Rules. These five directors are Messrs. Chappell, D’Alonzo, Franco, Harral and Keane. As part of such determination of independence, our Board has affirmatively determined that none of these five directors have any relationship with Salix that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Ms. Logan, our President and Chief Executive Officer, is the only member of management serving as a director.

Board Meetings and Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with Nasdaq Marketplace Rules.

The Audit Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal audit controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Audit Committee currently consists of William P. Keane (Chairman), Thomas W. D’Alonzo, Richard A. Franco, Sr. and William Harral III. The Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans. The Compensation Committee currently consists of Thomas W. D’Alonzo (Chairman), John F. Chappell, Richard A. Franco, Sr. and William Harral III.

The Nominating/Corporate Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to the Board a set of corporate governance principles and administering our Code of Business Conduct. In addition, it is the policy of the Nominating/Corporate Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. The Nominating/Corporate Governance Committee currently consists of Richard A. Franco, Sr. (Chairman), John F. Chappell and Thomas W. D’Alonzo.

The charters for the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee, which have been adopted by the Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available under Corporate Governance & Compliance in the About Us section on our website at www.salix.com.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present, to evaluate the performance of management, and other appropriate matters.

Information Regarding Meetings

During fiscal 2005, the Board of Directors held 18 meetings and acted twice by unanimous written consent, the Audit Committee held eight meetings, the Compensation Committee held four meetings and acted once by unanimous written consent and the Nominating/Corporate Governance Committee held five meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors, or the committees on which he or she served, which occurred during fiscal 2005.

Although we do not have a formal written policy with respect to Board members’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend. All of our directors other than Mr. Franco attended the 2005 annual meeting of stockholders in person.

Selection of Nominees for the Board of Directors

The Nominating/Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board. Although the committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.

In addition, the committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. For stockholder nominations to be properly brought before an annual meeting by a stockholder, the stockholder must have given proper and timely notice thereof in accordance with our bylaws. To be timely for an annual meeting, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of the such annual meeting is first made. The Nominating/Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the committee evaluates nominees recommended by other persons.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct that is designed to promote high standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Salix’s best interest. Our Code of Business Conduct includes a Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions for our company.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

In addition, our Board of Directors routinely reviews its own performance to ensure that the Board is acting in the best interests of Salix and its stockholders.

Our Code of Business Conduct and Code of Ethics are available for review under Corporate Governance & Compliance in the About Us section on our website at www.salix.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

Compensation Committee Interlocks and Insider Participation

John F. Chappell, Thomas W. D’Alonzo and Richard A. Franco, Sr. served as members of our Compensation Committee during all of 2005, and William Harral III joined our Compensation Committee in December 2005. None of these individuals was at any time during 2005 or at any other time an officer or employee of ours. Carolyn J. Logan, our President and Chief Executive Officer since July 2002, participated in discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

Compensation of Directors

We reimburse each member of our Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. In 2005, we paid an annual retainer to our non-employee chairman in the amount of $75,000 and an annual retainer to our other non-employee directors in the amount of $20,000. We also paid an annual retainer of $6,000 to all Audit Committee members and an additional retainer of $6,000 to the chairpersons of each of the Audit, Compensation and Nominating/Corporate Governance Committees. We paid each non-employee director $2,000 per Board meeting attended in person, $1,000 per Board meeting attended by telephone and $500 per Audit Committee meeting attended, whether in person or by telephone.

We have revised the compensation amounts to be paid to our directors in 2006, based in part on our review of information regarding other companies we believe are similar to Salix. Traditionally, upon joining our Board, non-employee directors received a one-time grant of an option to purchase 20,000 shares at the fair market value as of the date of grant, vesting ratably over 36 months. Upon re-election to the Board, we also granted each of our outside directors an option to purchase 15,000 shares at the fair market value as of the date of grant, vesting ratably over 12 months. We recently determined that a change in our equity compensation structure for directors would be beneficial to the Company. Therefore we plan, in 2006 and beyond, to grant restricted stock under our 2005 Stock Plan to non-employee directors instead of stock options when such directors initially join and are re-elected to our Board. The exact number of shares to be granted to outside directors should be finalized later in 2006.

Effective upon re-election of the Board of Directors at this year’s annual meeting of stockholders, non-employee directors, other than the chairman, will be paid an annual retainer in the amount of $30,000. Our chairman will continue to be paid an annual retainer of $75,000. We will pay an annual retainer of $7,000 to all Audit Committee members, and additional retainers of $10,000 to the chairman of the Audit Committee and $7,000 to the chairpersons of each of the Compensation and Nominating/Corporate Governance Committees. We will also pay each member of the Compensation and Nominating/Corporate Governance Committees $1,000 per meeting attended in person and $500 per meeting attended by telephone. We pay each member of the Audit Committee $1,000 per meeting attended, whether in person or by telephone.

PROPOSAL TWO

AMENDMENT OF 2005 STOCK PLAN

Our 2005 Stock Plan, a summary of the terms of which is provided below, was adopted and approved by our Board of Directors in April 2005 and by our stockholders in June 2005. A total of 3,062,689 shares of common stock have been reserved for issuance under the 2005 Stock Plan, 1,500,000 of which are subject to stockholder approval at the meeting. As of April 21, 2006, no shares had been granted pursuant to restricted stock grants, options to purchase 1,117 shares had been exercised and 1,538,810 shares were outstanding pursuant to stock options under the 2005 Stock Plan at a weighted average exercise price of $18.78 per share, leaving 22,762 shares available for issuance.

The 2005 Stock Plan authorizes our Board of Directors or Compensation Committee to grant restricted stock, stock options and other equity awards to eligible employees, consultants and directors. The 2005 Stock Plan is structured to allow the Board of Directors or Compensation Committee broad discretion in creating equity incentives. We believe that these incentives are a significant part of our ability to attract, retain and motivate people whose skills and performance are critical to our success. We have a standing practice of linking employee, consultant and director compensation to corporate performance because we believe that this increases motivation to improve stockholder value. We have, therefore, consistently included equity incentives as a significant component of compensation for our employees, consultants and directors.

Traditionally, we have granted stock options to eligible employees, consultants and directors as incentives. In response to changes in the accounting treatment of stock options and because we determined that a change in our equity compensation structure would be beneficial to the Company, we recently decided to increasingly award shares of restricted stock to eligible employees, directors and consultants instead of stock options. Our restricted stock grants are subject to vesting restrictions in order to permit us to continue to retain and motivate employees, directors and consultants.

As of April 21, 2006, we had approximately 229 employees and expect that number to increase as we continue to expand our operations and market our products. In order to retain the services of existing employees, it might be necessary to grant additional equity incentives to employees as older awards become fully vested. The Board of Directors believes that the remaining 22,762 shares of common stock reserved for issuance under the 2005 Stock Plan are insufficient to accomplish the purposes of the 2005 Stock Plan as described above. For this reason, the Board of Directors has unanimously adopted resolutions approving and recommending to the stockholders for their approval the amendment of the 2005 Stock Plan to increase the number of shares reserved for issuance thereunder.

Vote Required

Approval of the 2005 Stock Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that the stockholders vote “For” the amendment of the 2005 Stock Plan.

Summary of 2005 Stock Plan

The essential terms of the 2005 Stock Plan are as follows:

Purpose

The purposes of the 2005 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees, consultants and directors and to promote the success of our business.

Administration

The 2005 Stock Plan provides for administration by our Board of Directors or by a committee of the Board, and is currently administered by our Compensation Committee. The Board or the committee appointed to administer the 2005 Stock Plan is referred to in this summary as the “Administrator.” The Administrator determines the terms of the stock rights granted, including the exercise or purchase price, the number of shares subject to the stock right and the exercisability thereof. All questions of interpretation are determined by the Administrator and its decisions are final and binding upon all participants.

Eligibility

Under the 2005 Stock Plan, stock bonuses (including of restricted stock), nonstatutory stock options, and stock purchase rights may be granted to employees, consultants and directors. Incentive stock options may be granted only to employees. The Administrator selects the grantees and determines the number of shares to be subject to each stock right. In making such determination, the Administrator takes into account the duties and responsibilities of the grantee, the value of the grantee’s services, the grantee’s present and potential contribution to our success and other relevant factors.

Terms of Stock Rights

Stock Bonuses and Restricted Stock. Awards of common stock may be made to employees, consultants and directors under the 2005 Stock Plan for services performed for us. The Administrator will determine the number of shares subject to stock bonuses and restricted stock grants to be awarded, if any. Any restrictions on stock bonuses, such as repurchase options, are also determined by the Administrator. In addition, with respect to restricted stock grants, the Administrator will determine the vesting provisions for the grant. Restricted stock grants under the 2005 Stock Plan generally vest in equal annual increments, based on the grantee’s continued employment or service with us, over a period of four years. Shares of restricted stock that have not vested are held in escrow by our Corporate Secretary and are not transferable by the grantee. In the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets, all unvested shares subject to restricted stock grants under the 2005 Stock Plan will become vested. In the event of a termination of the employment, consultancy or directorship of the grantee as a result of his or her death or disability, all unvested shares subject to restricted stock grants under the 2005 Stock Plan will also immediately vest.

Stock Options. Each option is evidenced by a stock option agreement between us and the grantee to whom such option is granted. The 2005 Stock Plan provides a limit of $100,000 on the aggregate fair market value of shares subject to incentive stock options that become exercisable by a grantee for the first time in any one calendar year. Each option granted under the 2005 Stock Plan is subject to the following additional terms and conditions:

(1) Exercise of the Option: The Administrator determines when options granted under the 2005 Stock Plan may be exercised. An option is exercised by giving written notice of exercise to us, specifying the number of shares of common stock to be purchased and tendering payment to us of the purchase price. Payment for shares issued upon exercise of an option may consist of:

•	Cash;

•	Check;

•	Delivery of already-owned shares of our common stock subject to certain conditions;

•	Pursuant to a net exercise procedure under which shares exercisable under the option grant are forfeited as payment of the exercise price;

•	Pursuant to a cashless exercise procedure under which the grantee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sale proceeds, an amount equal to the exercise price;

•	Any combination of the foregoing methods of payment; or

•	As determined by the Administrator in accordance with applicable laws.

Options may be exercised at any time on or following the date the options are first exercisable. An option may not be exercised for a fraction of a share.

(2) Option Price: The option price of all stock options under the 2005 Stock Plan may not be less than the fair market value of the common stock on the date the option is granted. In the case of an incentive stock option granted to a grantee who at the time of grant owns stock representing more than 10% of the voting power of all classes of our stock, the option price must be not less than 110% of the fair market value on the date of grant.

(3) Termination of Employment or Consulting Relationship: The 2005 Stock Plan provides that if the grantee’s employment or consulting relationship with us is terminated for any reason, other than death or disability, the period of time during which an option may be exercised following such termination is 30 days (or such other period of time as the Administrator may determine, not exceeding three months in the case of an incentive stock option, subject to certain conditions, or six months in the case of a nonstatutory stock option). Options may be exercised only to the extent they were exercisable on the date of termination and in no event later than the expiration of the term of the option. To the extent that an option is not exercisable at the date of such termination, or if the option is not exercised within the specified time, the option expires.

(4) Death: If a grantee dies while an employee or a consultant, all unvested options shall immediately vest, and the option may be exercised at any time within six months (or such shorter period of time determined by the Administrator) by the grantee’s estate or by a person who acquired the right to exercise the option by bequest or inheritance. If a grantee dies within 30 days after the termination of employment or consulting services (or such shorter period of time determined by the Administrator), the option may be exercised at any time within 12 months by the grantee’s estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent the option could have been exercised as of the termination of grantee’s employment or consulting services.

(5) Disability: If a grantee’s employment is terminated due to a disability, all unvested options shall immediately vest, and such options may be exercised at any time within 12 months (or such shorter period determined by the Administrator) from the date of such termination, and in no event later than the expiration of the term of such option as set forth in the notice of grant. To the extent that an option is not exercisable at the date of such termination, or if the option is not exercised within the specified time, the option expires.

(6) Change in Control: In the event of our merger with or into another corporation, all outstanding stock options will become vested and immediately and fully exercisable, and may either be assumed or an equivalent stock right substituted by the surviving entity, or the Administrator shall notify grantees that all stock options will be fully exercisable for a period of 10 days, after which the stock options will terminate.

(7) Termination of Options: The term of each option is fixed by the Administrator and may not exceed 10 years from the date of grant in the case of incentive stock options. However, incentive stock options granted to a grantee who, at the time the option is granted, owned more than 10% of the voting power of our stock, may not have a term of more than five years. No option may be exercised by any person after expiration.

(8) Nontransferability of Options: Unless determined otherwise by the Administrator, an option is nontransferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable only by the grantee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the grantee.

Stock Purchase Rights. Shares of stock may be sold to participants under the 2005 Stock Plan as an incentive for the performance of past or future services to us. The Administrator may determine the purchase price to be paid for such stock, which shall not be less than the fair market value as of the date of grant, and other terms of such purchase. Any restrictions on stock purchase rights, such as repurchase options, are determined by the Administrator.

Adjustment Upon Changes In Capitalization

In the event any change, such as a stock split or dividend, is made in our capitalization which results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by us, an appropriate adjustment shall be made in the number of shares subject to each stock right under the 2005 Plan, the exercise price for stock options and the purchase price for shares issuable pursuant to stock purchase right.

Amendment and Termination

The Board of Directors may amend or terminate the 2005 Stock Plan at any time or from time to time. We shall obtain stockholder approval of any material Plan amendment (including but not limited to any downward repricing of outstanding options or increase in the total number of shares that may be issued under the Plan) or otherwise to the extent necessary and desirable to comply with laws governing the 2005 Stock Plan. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 2005 Stock Plan without the consent of the grantee. In any event, the 2005 Stock Plan will terminate in April 2015.

Federal Income Tax Consequences Relating to the 2005 Stock Plan

The material U.S. federal income tax consequences to Salix and our employees of awards under the 2005 Stock Plan are complex and subject to change. The following discussion is only a summary of the material U.S. federal income tax implications of the 2005 Stock Plan. Recipients of awards under the 2005 Stock Plan should consult their own tax advisors because a taxpayer’s particular situation might be such that some variation of the rules described below will apply.

Restricted Stock. A recipient of restricted stock, or any other stock award under the 2005 Stock Plan that is subject to a substantial risk of forfeiture, generally will be subject to tax at ordinary income rates on the excess over the purchase price, if any, of the fair market value of the restricted stock, or other stock award, when the risk of forfeiture and restrictions on transfer lapse for purposes of Section 83 of the Internal Revenue Code, in other words when the shares vest. However, a recipient who elects under Code Section 83(b) within 30 days of the date of issuance of the shares to be taxed at the time of the award will have taxable ordinary income equal to the excess, if any, of the fair market value of such shares on the date of the award, determined without regard to the restrictions, over the purchase price. We will be entitled to a compensation deduction for federal income tax purposes in the year the participant is taxable, and the amount of our deduction will equal the ordinary income realized by the participant as a result of the restricted stock or other stock award.

Stock Bonuses. The grant of a stock bonus to a participant under the 2005 Stock Plan will be included in that participant’s income as compensation in that year. The participant will recognize ordinary income in the amount of the fair market value of the common stock awarded. We will be entitled to a deduction for compensation in an equal amount.

Incentive Stock Options. An optionee who is granted an incentive stock option under the 2005 Stock Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise. However, the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore might be subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option’s exercise or (2) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Nonstatutory Stock Options. All options that do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then-fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to the shares.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the material U.S. federal income tax consequences to the optionee or other award recipient and our company with respect to the grant and exercise of options and the grant of other awards under the 2005 Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s or award recipient’s death or the income tax laws of any municipality, state or foreign country in which an optionee might reside.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 on all our equity compensation plans currently in effect.

Plan Category	Number of securities to be issued upon exercise of outstanding options or warrants (a)	Weighted-average exercise price of outstanding options or warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders
2005 Stock Plan	1,560,772	$18.77	1,917
1996 Stock Option Plan	4,853,540	11.23	—
InKine Pharmaceutical Company, Inc.’s 2004 Equity Compensation Plan(1)	264,539	20.80	53,008
InKine Pharmaceutical Company, Inc.’s 1999 Equity Compensation Plan(1)	342,101	22.33	—
InKine Pharmaceutical Company, Inc.’s 1997 Consultant Stock Option Plan(1)	32,713	18.49	—
InKine Pharmaceutical Company, Inc.’s 1993 Stock Option Plan(1)	123,370	10.75	—
Equity compensation plans not approved by stockholders(1)	159,571	5.02	—
Total	7,336,606	$13.58	54,925

(1)	We assumed this plan when we acquired InKine Pharmaceutical Company, Inc. in September 2005.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP, our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2006, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

In accordance with the rules and regulations of the Sarbanes-Oxley Act of 2002, the coordinating audit partner for Ernst & Young LLP was rotated in 2005.

Ernst & Young LLP has audited our financial statements annually since 1993. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 21, 2006 for the following:

•	Each person or entity known to own beneficially more than 5% of the outstanding common stock;

•	Each director;

•	Each of the executive officers named in the Summary Compensation table; and

•	All directors and executive officers as a group.

Applicable percentage ownership is based on 46,475,788 shares of common stock outstanding as of April 21, 2006, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 21, 2006, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities on Schedule 13G.

Five Percent Stockholders, Directors And Executive Officers	Shares Beneficially Owned	Percentage Beneficially Owned
Wellington Management Company, LLC(1) 75 State Street Boston, Massachusetts 02109	5,037,993	10.84%

FMR Corp.(2) 82 Devonshire Street Boston, Massachusetts 02109	2,976,650	6.4%

John F. Chappell(3)	1,271,181	2.73%

Carolyn J. Logan(4)	909,156	1.93%

Adam C. Derbyshire(5)	341,000	*

Thomas W. D’Alonzo(6)	150,250	*

David N. Taylor(7)	110,500	*

William P. Forbes(7)	106,250	*

Richard A. Franco, Sr.(8)	69,000

William P. Keane(9)	69,500	*

William Harral III(10)	48,588	*

All executive officers and directors as a group (9 persons)(11)	3,075,425	6.58%

*	Less than one percent.

(1)	As reported in Schedule 13G filed on February 14, 2006. The Schedule 13G filed by Wellington Management Company, LLC does not list any natural persons having voting and/or investment powers over the securities held of record by Wellington Management Company, LLC.

(2)

Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,678,300 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 2,678,300 shares owned by the Funds. Members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Fidelity Management Trust Company, a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 298,350 shares of our common stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR, through its control of Fidelity Management Trust Company, each has sole dispositive power over 298,350 shares and sole power to vote or to direct the voting of these 298,350 shares owned by the institutional account(s) as reported above.

(3)	Includes 90,000 shares issuable upon exercise of options and 535,467 shares held by a grantor retained annuity trust.

(4)	Includes 612,126 shares issuable upon exercise of options.

(5)	Includes 320,000 shares issuable upon exercise of options.

(6)	Includes 90,000 shares issuable upon exercise of options. Also includes 3,750 shares held by an LLC of which Mr. D’Alonzo and his spouse are members, 1,500 shares held by Mr. D’Alonzo’s spouse and 27,000 shares held by Mr. D’Alonzo’s children.

(7)	Consists entirely of shares issuable upon exercise of options.

(8)	Includes 49,500 shares issuable upon exercise of options. Also includes 4,500 shares held by Mr. Franco’s spouse.

(9)	Includes 67,500 shares issuable upon exercise of options.

(10)	Includes 35,114 shares issuable upon exercise of options.

(11)	Includes the shares described in footnotes (3)-(10).

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during each of the fiscal years in the three-year period ended December 31, 2005, by (1) our Chief Executive Officer and (2) our other executive officers whose compensation exceeded $100,000 during the year ended December 31, 2005. The officers listed on the table set forth below are referred to collectively in this proxy statement as the “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation Awards	All Other Compensation(3)
		Salary	Bonus(1)	Other(2)	Stock Options*
Carolyn J. Logan	2005	$430,000	$258,000	$—	44,000	$9,000
President and Chief Executive	2004	364,000	182,000	—	99,375	8,000
Officer	2003	350,000	205,000	—	33,750	6,000

Adam C. Derbyshire	2005	$272,000	$150,000	$—	20,000	$7,000
Senior Vice President, Finance and	2004	260,000	120,000	—	30,000	6,500
Administration and Chief	2003	232,083	125,000	—	90,000	5,940
Financial Officer

William P. Forbes(4)	2005	$255,000	$125,000	$173,818	6,250	$5,738
Vice President, Research and	2004	—	—	—	—	—
Development and Chief	2003	—	—	—	—	—
Development Officer

David N. Taylor(5)	2005	$255,000	$102,000	$3,968	$10,500	7,000
Vice President, Medical and Safety	2004	83,333	30,000	40,224	100,000	1,875
and Chief Medical Officer	2003	—	—	—	—	—

*	Share numbers for option grants made prior to July 2004 have been adjusted to reflect the three-for-two stock split of our common stock effected in July 2004.

(1)	Unless otherwise specified, bonuses are reported in the year earned, even if actually paid in a subsequent year. Bonuses earned in 2005 were paid in March 2006.

(2)	Includes relocation expenses for William P. Forbes and David N. Taylor.

(3)	Represents matching contributions under our 401(k) retirement plan.

(4)	William P. Forbes became our Vice President, Research and Development and Chief Development Officer in January 2005.

(5)	David N. Taylor became our Vice President, Medical and Safety and Chief Medical Officer in September 2004.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

The following table sets forth certain information concerning all grants of stock options made during the year ended December 31, 2005 to the Named Executive Officers:

Name	Number of Securities Underlying Options/SARs Granted(1)	% of Total Options/SARs Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
					5%	10%
Carolyn J. Logan	44,000	2.1%	$17.63	06/09/2015	$487,846	$1,236,298
Adam C. Derbyshire	20,000	0.9%	$17.63	06/09/2015	$221,748	$561,954
William P. Forbes	6,250	0.3%	$17.63	06/09/2015	$69,296	$175,610
David N. Taylor	10,500	0.5%	$17.63	06/09/2015	$116,418	$295,026

(1)	All options were granted at an exercise price equal to fair market value of the common stock on the date of the grant. The exercise price may be paid in cash, in shares of common stock valued at fair market value on exercise date or through a cashless exercise procedure involving a same-day sale of purchased shares.

(2)	A total of 2,112,900 options were granted during the fiscal year ended December 31, 2005.

(3)	Potential realizable value is based on the assumption that our common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the expiration of the option term (10 years). These amounts are calculated for SEC-mandated disclosure purposes and do not reflect our estimate of future stock prices.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

No Named Executive Officers exercised any options during the fiscal year ended December 31, 2005. The following table sets forth information regarding the exercisable and unexercisable options held by the Named Executive Officers as of December 31, 2005.

Name	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)
	Exercisable	Unexercisable(2)	Exercisable	Unexercisable(2)
Carolyn J. Logan	612,126	—	$6,654,688	$ —
Adam C. Derbyshire	320,000	—	$3,735,000	$ —
William P. Forbes	106,250	—	$5,000	$ —
David N. Taylor	110,500	—	$—	$ —

(1)	Based on the closing sales price in trading on The Nasdaq National Market on December 30, 2005 of $17.58, minus the exercise price for the applicable options.

(2)	On December 30, 2005, our Board of Directors accelerated the vesting on all outstanding stock options.

Employment Agreements and Change in Control Arrangements

We entered into employment agreements with Carolyn J. Logan in June 2001, Adam C. Derbyshire in June 2001, David N. Taylor in September 2004 and William P. Forbes in January 2005. Under their employment agreements, Ms. Logan, Mr. Derbyshire, Dr. Taylor and Dr. Forbes currently have annual salaries of $620,000, $272,000, $265,000 and $268,000, respectively. Each officer may be given a cash bonus within the sole discretion of the Board of Directors. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of Salix to leave Salix while the agreement is in effect and for one year after termination of the agreement. The agreements have no set term. Each agreement will remain in effect until (1) we terminate the officer whether for “reasonable cause” (as defined in the agreement) or not, (2) the officer terminates whether for “good reason” (as defined in the agreement) or not, or (3) the officer’s death or incapacitating disability. In the event of termination by us without reasonable cause or by the officer with good reason, the officer will be paid his or her monthly salary for 24 months for Ms. Logan, 18 months for Mr. Derbyshire and 12 months for each of Dr. Taylor and Dr. Forbes. In such event, the officer may also be paid a pro rata portion of his or her bonus, if any, for the year in which termination occurs, as we determine. In addition, we will pay the officer for the same period of time all benefits to which he or she was entitled at the time of termination.

Under our 2005 Stock Plan, in the event of a merger or change of control of Salix, under certain circumstances, vesting of restricted stock and options outstanding under the plan will automatically accelerate. For the purposes of our 2005 Stock Plan, a change of control will occur when, among other things, our stockholders approve any merger or consolidation as a result of which the persons who were our stockholders immediately prior to the effective date of the merger or consolidation have beneficial ownership of less than 50% of the combined voting power for election of members of the board of directors of the surviving entity following the merger or consolidation, or our stockholders approve any merger or consolidation as a result of which our equity interests are changed, converted or exchanged or any liquidation of or any sale or other disposition of all or substantially all of our assets.

CERTAIN TRANSACTIONS

Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of such forms received by Salix, or written representations from reporting persons, we believe that during fiscal 2005, our officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements except for the following:

•	William P. Forbes became an executive officer of Salix on January 1, 2005 and a Form 3 due on January 11, 2005 was filed on January 25, 2005;

•	John F. Chappell filed a Form 4 on June 13, 2005 reporting the disposition of 6,500 shares of our common stock on June 8, 2005 that he held directly; and

•	Carolyn J. Logan filed a Form 4/A on October 7, 2005 reporting the grant of an option to purchase 44,000 shares of our common stock that she received on June 9, 2005.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Report of the Compensation Committee of the Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Exchange Act and shall not be incorporated by reference into any such filings.

Introduction

The Compensation Committee of our Board of Directors was established in December 1994 and is composed only of outside directors. John F. Chappell, Thomas W. D’Alonzo and Richard A. Franco, Sr. served as members of our Compensation Committee during all of 2005, and William Harral III joined our Compensation Committee in December 2005. In general, the Committee is responsible for reviewing and approving our compensation practices, including executive salary levels and variable compensation programs. With respect to the compensation of our Chief Executive Officer, the Committee reviews and approves the various elements of the Chief Executive Officer’s compensation. With respect to other executive officers, the Committee reviews the recommendations for such individuals presented by the Chief Executive Officer and the bases therefor.

The Compensation Committee administers all our stock plans including the 1996 Stock Option Plan, the 2005 Stock Plan and the equity compensation plans we assumed upon acquisition of InKine Pharmaceutical Company, Inc.

General Compensation Philosophy

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•	To link executive compensation to our financial performance as well as to define individual management objectives established by the Committee;

•	To compensate competitively with the practices of similarly situated specialty pharmaceutical companies; and

•	To create management incentives designed to enhance stockholder value.

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are key factors to our future success. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of salary or annual bonuses paid in cash, or indirectly in the form of appreciation of restricted stock and/or stock options granted to employees through our equity incentive programs.

Executive Compensation

We have a compensation program which consists of two principal components: cash-based compensation and equity-based compensation. These two principal components are intended to attract, retain, motivate and reward executives who are expected to manage both the short-term and long-term success of our company.

Cash-Based Compensation. Cash-based compensation consists of salary, or base pay, and a discretionary annual bonus. The salaries and bonuses of each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2005 were reviewed by the Compensation Committee, upon the recommendation of the Chief Executive Officer. In its review, the Compensation Committee considers the extent to which we achieved our corporate objectives for the year in question, the executive’s position, his or her individual performance, and other factors. Our 2005 corporate objectives included revenue, earnings, product development and business development goals. We expect 2006 objectives to focus on these key areas as well.

Equity Incentive Programs. Long-term equity incentives, namely stock options and restricted stock granted pursuant to our 2005 Stock Plan, align the economic interests of management and employees with those of its stockholders. Traditionally, we granted stock options to eligible employees, consultants and directors as incentives. In response to changes in the accounting treatment of stock options and because we determined that a change in our equity compensation structure would be beneficial to us, our stockholders and our employees, we recently decided to increasingly award shares of restricted stock to eligible employees, consultants and directors instead of stock options. We believe that restricted stock grants that vest over time are a particularly strong incentive because they become more valuable to employees as the fair market value of the common stock increases and the employees must remain employed for a fixed period of time in order for the shares to vest fully. In addition, because the grants have some value even if our stock price decreases, we can grant less shares, resulting in less potential dilution to our stockholders.

Generally, restricted stock grants made under the 2005 Stock Plan will vest in equal annual increments, based on an executive’s continued employment or service with us, over a period of four years. The number of shares of restricted stock granted to each executive, other than the Chief Executive Officer, will be determined by the Compensation Committee upon the recommendation of the Chief Executive Officer. In making its determination, the Compensation Committee will consider the executive’s position, his or her individual performance, existing equity awards held by the executive and other relevant factors.

Compensation of Chief Executive Officer

In determining compensation for the Chief Executive Officer, the Committee considers comparative financial and compensation data of selected peer companies. Carolyn J. Logan has been our President and Chief Executive Officer since July 15, 2002. Due to the outstanding performance of Ms. Logan in managing Salix during 2005, a year in which we acquired InKine Pharmaceutical Company, Inc., expanding our sales force and product portfolio, the Compensation Committee determined to pay her a cash bonus of $258,000. In addition, after reviewing salary data for chief executive officers of other comparable companies, the Compensation Committee determined to set Ms. Logan’s base annual salary for 2006 at $620,000.

Tax Deductibility of Executive Compensation

Section 162 of the Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation.

Summary

The Compensation Committee intends that its compensation program shall be fair and motivating and shall be successful in attracting and retaining qualified employees and in linking compensation directly to Salix’s success. The Board of Directors and the Compensation Committee intend to review this program on an ongoing basis to evaluate its continued effectiveness.

THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

Thomas W. D’Alonzo, Chair

John F. Chappell

Richard A. Franco, Sr.

William Harral III

SALIX STOCK PRICE PERFORMANCE GRAPH

The following graph compares our cumulative total stockholder return from December 31, 2000 with those of the Nasdaq Composite Index and the Nasdaq Biotech Index and that all dividends were reinvested. The graph assumes that U.S. $100 was invested on December 31, 2000 in (1) our common stock, (2) the Nasdaq Composite Index and (3) the Nasdaq Biotech Index. Note that historic stock price performance is not necessarily indicative of future stock price performance.

On November 20, 2000, our common stock began trading on the Nasdaq Small Cap Market under the symbol “SLXP.” On February 26, 2001, our common stock began trading on the Nasdaq National Market under that symbol. On April 28, 2006, the closing sales price of our common stock on The Nasdaq National Market was $13.70.

The stock price performance graph set forth below under the caption “Performance Graph” shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed “filed with” or “soliciting material” under such Acts.

Comparison of the Cumulative Total Return Among

Salix Pharmaceuticals, Ltd. and Comparative Indices

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
SLXP	100	180.00	62.13	201.60	234.53	234.40
Nasdaq Comp. Idx	100	79.32	54.84	81.99	89.23	91.12
Nasdaq Bio. Idx	100	85.23	55.07	80.73	85.98	94.69

In July 2004, we effected a three-for-two stock split of our common stock. As a result of the stock split, stockholders as of the record date of June 30, 2004 received one additional common share for every two shares held on the record date. The payment date for the additional shares was July 13, 2004.

We have never declared or paid cash dividends on our common stock. We intend to retain earnings, if any, to fund our business and do not anticipate paying any cash dividends in the foreseeable future.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, and has discussed their independence with the independent registered public accounting firm. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and filed with the SEC.

Our Audit Committee is currently composed of the following four directors, all of whom are independent directors as defined in Rule 4200(a)(14) of the Nasdaq listing standards and Rule 10A(m)(3) of the Exchange Act: William P. Keane (Chair); Thomas W. D’Alonzo; Richard A. Franco, Sr.; and William Harral III. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which has been filed with the SEC and is available under Corporate Governance & Compliance in the About Us section on our website at www.salix.com.

Ernst & Young LLP served as our independent registered public accounting firm for 2005 and audited our consolidated financial statements for the year ended December 31, 2005.

Summary of Fees

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to the Company by Ernst & Young LLP in 2004 and 2005. A description of these various fees and services follows the table.

	2004	2005
Audit Fees	$301,000	$555,400
Audit-related Fees	4,500	12,400
Tax Fees	22,500	91,600
All Other Fees	—	6,500
Total	$328,000	$665,900

Audit Fees

The aggregate fees billed to us by Ernst & Young LLP in connection with the annual audit, for the reviews of the Company’s financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $301,000 and $555,400 for 2004 and 2005, respectively. The higher fees in 2005 were primarily due to services provided in connection with our acquisition of InKine Pharmaceutical Company, Inc.

Audit-Related Fees

The aggregate fees billed to us by Ernst & Young LLP for audit-related services were approximately $4,500 and $12,400 for the years ended December 31, 2004 and 2005, respectively.

Tax Fees

The aggregate fees billed to us by Ernst & Young LLP in connection with tax services were approximately $22,500 and $91,600 for the years ended December 31, 2004 and 2005, respectively. The higher fees in 2005 were primarily due to tax services provided in connection with our acquisition of InKine Pharmaceutical Company, Inc.

All Other Fees

We did not engage Ernst & Young LLP for any services other than those listed above during 2005.

Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2005 was compatible with maintaining the independence of Ernst & Young LLP.

THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

William P. Keane, Chair

Thomas W. D’Alonzo

Richard A. Franco, Sr.

William Harral III

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: May 1, 2006

SALIX PHARMACEUTICALS, LTD.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Salix Pharmaceuticals, Ltd., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2006, and hereby appoints Adam C. Derbyshire and Stephen D. Celestini and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of Salix Pharmaceuticals, Ltd., to be held on Thursday, June 15, 2006 at 9:00 a.m., local time, at the offices of Salix located at 1700 Perimeter Park Drive, Morrisville, North Carolina and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

	FOR	WITHHOLD

01 – John F. Chappell	☐	☐

02 – Thomas W. D’Alonzo	☐	☐

03 – Richard A. Franco, Sr.	☐	☐

04 – William Harral III	☐	☐

05 – William P. Keane	☐	☐

06 – Carolyn J. Logan	☐	☐

Issues

The Board of Directors recommends a vote FOR the following proposals.

2.	To approve the amendment of the 2005 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder.

☐ FOR                 ☐ AGAINST                 ☐ ABSTAIN

3.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

☐ FOR                 ☐ AGAINST                 ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

Authorized signatures – Sign here – This section must be completed for your instructions to be executed.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) FOR THE APPROVAL OF THE AMENDMENT TO THE 2005 STOCK PLAN, AND (3) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated: , 2006

Signature

Signature

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

MARK THIS BOX WITH AN X IF YOU HAVE MADE CHANGES TO YOUR NAME OR ADDRESS DETAILS ABOVE.  ☐